Exhibit 99.1

October 21, 2020

GCI Liberty, Inc. Announces Virtual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) will be holding its annual Investor Meeting on Friday, November 20, 2020, which will occur immediately following the annual Investor Meeting of Qurate Retail, Inc. (“Qurate Retail”). Presentations at Qurate Retail’s annual Investor Meeting will begin at 9:00am M.T. and GCI Liberty’s annual Investor Meeting is estimated to begin at approximately 10:05am M.T. The annual Investor Meeting will be held virtually and is open to shareholders, research analysts and press. Registration information is available on the GCI Liberty website and at https://meetingtomorrow.com/event/2020libertyinvestormeeting/. During its annual Investor Meeting, observations may be made regarding GCI Liberty’s financial performance and outlook.

After the presentations, John Malone, Chairman of GCI Liberty, and Greg Maffei, President and Chief Executive Officer of GCI Liberty, will host a Q&A session. Stockholders will be able to submit questions in advance of the Q&A session. To submit a question, please email investorday@libertymedia.com with the subject “Investor Day Question” by 5:00 p.m. M.S.T. on Friday, November 13, 2020.

An archive of the webcast of the Investor Meeting will also be available on http://gciliberty.com/events for one year after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Qurate Retail
●	GCI Liberty and Liberty Broadband Corporation
o	Charter Communications, Inc.
o	GCI
o	LendingTree, Inc.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) operates and owns interests in a broad range of communications businesses. GCI Liberty’s assets consist of its subsidiary GCI Holdings, LLC (“GCI”) and interests in Charter Communications, Liberty Broadband Corporation and Lending Tree. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

GCI Liberty, Inc.
Courtnee Chun, 720-875-5420

Source: GCI Liberty, Inc.